Exhibit 12

                     GE GLOBAL INSURANCE HOLDING CORPORATION
                                AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges

                      Nine months ended September 29, 2001

                                   (Unaudited)



(In millions)

Earnings:
   Loss before income taxes and cumulative effect                   $(183)
      of change in accounting principle
   Fixed charges:
     Minority interest in net earnings of
       consolidated subsidiaries (1)                                   67
     Interest expense (2)                                             104
                                                                    -----
                                                                    $ (12)
                                                                    =====
Fixed charges:
   Minority interest in net earnings of
     consolidated subsidiaries (3)                                   $103
   Interest expense (2)                                               104
                                                                     ----
                                                                     $207
                                                                     ====

Ratio of earnings to fixed charges                               See (4) below
                                                                 =============


(1) Minority interest in net earnings of consolidated subsidiaries includes earnings from purchased affiliates and dividends on subsidiary's preferred stock.

(2)  Interest  expense   includes  an   amount  for  one-third  of  the   rental
     expense, which the Company believes is a reasonable approximation of the interest factor for such rentals.

(3) The fixed charges amount for minority interest in net earnings of consolidated subsidiaries represents the pre-tax earnings amount which would be required to cover such fixed charges as calculated below:

                      Earnings From Purchased Affiliates or
                Subsidiary's Preferred Stock Dividend Requirement
                -------------------------------------------------
                             100% - Income Tax Rate

     The income tax rate is based on the relationship of the provision for income taxes to earnings before income taxes for the respective period.

(4) Earnings for the nine-month period ended September 29, 2001 were inadequate to cover fixed charges by $219 million.

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